EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion or incorporation by reference in this Form S-4 Registration Statement dated August 18, 2008, of the following:

Our report to the Stockholders and Board of Directors of Ruby Creek Resources Inc dated October 31, 2007 on the balance sheets of the Company as at August 31, 2007 and 2006 and the statements of operations, cash flows and stockholders' equity for the periods then ended and for the period from May 3, 2006 (inception) through August 31, 2007.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

"DMCL"

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants

Vancouver, Canada
August 18, 2008